Exhibit 99.1

GLOBAL EAGLE ENTERTAINMENT REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

•	Strong Sequential Revenue and Q4 Adjusted EBITDA* Growth
•	Q4 Adjusted EBITDA* Increased to $8.6 million, a 91% Improvement over Q3 2013
•	Entered into agreement with Air China for Connectivity Trial on B777 Aircraft
•	Initiated Connectivity Coverage and Service to Passengers over Transatlantic Region and Russia
•	Selected by Etihad Airways To Enter Into Multi-Year Contract as Primary Content Service Provider
•	Launched Gate-to-Gate Wi-Fi and Messaging Services on Southwest
•	523 Connectivity Systems Installed at End of Q4; 40 Additional Orders Received Since End of Q3 2013
•	Completes $190.0 million follow on offering; $262.0 million in Cash at Quarter End

LOS ANGELES, CA, March 6, 2014 - Global Eagle Entertainment Inc. (Nasdaq: ENT) (Global Eagle or the Company) today reported financial results for the fourth quarter and year ended December 31, 2013.

Global Eagle Entertainment Inc. is a leading content and connectivity distribution and services company. The Company operates the largest satellite-based Wi-Fi Internet connectivity network serving the worldwide airline industry. Global Eagle is also the leading provider of content and content-related services to the airline, maritime, and other away-from-home non-theatrical markets.

“Our strong fourth quarter operating and financial performance capped off a very productive year for our company,” said John LaValle, Chief Executive Officer. “We aggressively executed the strategic plan we laid out when we brought together the industry’s top connectivity and content businesses only 13 months ago. Our ongoing focus on building the world’s most robust content and connectivity solution is generating results for our airline partners, as they differentiate their brands and elevate the inflight experience for their passengers. Looking ahead, we are well positioned to grow our connectivity footprint and content client base, given our global scale, best-in-class technology and premium product offering.”

“We delivered another significant increase in our revenue and Adjusted EBITDA* during the fourth quarter,” commented Dave Davis, Chief Operating Officer and Chief Financial Officer. “During 2013 we grew our revenue base both organically and through the completion of two acquisitions in the second half of the year. As we install our connectivity system on additional aircraft we are leveraging our in-flight portal to introduce higher value services such as live television, audio programming, texting, and destination services to passengers. In our content business, we’re seeing initial returns from the integration of the acquisitions we completed in 2013. In addition to driving new client growth, such as our win at Etihad, one of the world’s premier airlines, we expect to benefit from significant economies of scale as we complete the consolidation of our content operations over the course of 2014. Supported by our strong balance sheet, we are well positioned to grow revenue and earnings and increase shareholder value.”

Financial Results

The summary consolidated financial information for the three and twelve months ended December 31, 2013 is not directly comparable to the financial information for the three and twelve months ended December 31, 2012. Global Eagle Entertainment was formed through the combination of Row 44 Inc. ("Row 44"), Advanced Inflight Alliance AG (“AIA”), and Global Eagle Acquisition Corp. (“GEAC”) on January 31, 2013. Row 44 was deemed the accounting acquirer in the business combination. As such, the presented financial information for the three and twelve months ended December 31, 2012 reflects the financial information and activities only of Row 44. During 2013, we also acquired the business of Post Modern Edit, LLC and related entities (“PMG”) and the parent of IFE Services Limited (“IFE Services”). The presented financial information for the twelve months ended December 31, 2013 includes the financial information and activities of Row 44 for the period January 1, 2013 to December 31, 2013 (365 days), Global Eagle and AIA for the period January 31, 2013 to December 31, 2013 (335 days), PMG for the period July 10, 2013 (date of acquisition) to December 31, 2013 (174 days), and IFE Services for the period October 18, 2013 (date of acquisition) to December 31, 2013 (75 days).

For the fourth quarter of 2013, revenues were $79.9 million, compared with $14.6 million in the fourth quarter of 2012. The loss from operations for the quarter was $7.8 million, compared to a loss of $13.3 million in the fourth quarter of 2012. The pre-tax net loss for the quarter was $69.2 million, which was largely driven by the quarterly change in the fair value of our publicly traded warrants, compared to a pre-tax net loss of $16.8 million in the fourth quarter of 2012.

Capital expenditures for the twelve month period of 2013 totaled approximately $11.7 million. The Company finished the fourth quarter of 2013 with approximately $262.1 million in cash and $10.8 million in debt.

Quarterly Financial Information

The table below presents our actual financial results for the three-month periods ended December 31, 2013, September 30, 2013 and June 30, 2013, and also pro forma financial information reflecting the business combination for the three-month period ended March 31, 2013. We completed the business combination on January 31, 2013. The pro forma information reflects the operating results of Global Eagle as if the business combination had been consummated as of January 1, 2013; accordingly, this information does not correspond to the unaudited condensed financial statements included in this earnings release, which were prepared on a U.S. GAAP basis. The pro forma information for the quarterly period ended March 31, 2013 includes financial information for the period January 1, 2013 to March 31, 2013 for AIA(1) and Row 44 and January 1, 2013 to January 31, 2013 for GEAC, but does not include financial results for the PMG or IFE Services acquisitions. The actual financial results in the table below includes results for PMG from July 10, 2013 and IFE Services from October 18, 2013, when the acquisitions of PMG and IFE Services were, respectively completed, to December 31, 2013.

Revenue, Contribution Margin, and Adjusted EBITDA* Continue to Improve (1)

(In millions, except %)

	Pro Forma Q1 '13 (2),(3)	Q2 '13 (3)	Q3 '13	Q4 '13
Revenue
Connectivity:
Equipment (4)	$9.0	$6.4	$4.9	$6.2
Services (5)	6.3	12.4	16.2	16.5
Total Connectivity Revenue	15.3	18.8	21.1	22.7
Content:
Licensing (6)	34.5	38.4	44.6	47.6
Services (7)	5.8	5.7	8.8	9.6
Total Content Revenue	40.3	44.1	53.4	57.2
Total Revenue	$55.6	$62.9	$74.5	$79.9
Cost of Sales ($ millions)
Connectivity	(15.2)	(17.0)	(15.2)	(16.3)
Content	(30.4)	(32.8)	(38.8)	(42.0)
Total Cost of Sales	(45.6)	(49.8)	(54.0)	(58.3)
Contribution Profit ($ millions)
Connectivity	0.1	1.8	5.9	6.4
Content	9.9	11.3	14.6	15.2
Total Contribution Profit	10.0	13.1	20.5	21.6
Contribution Margin (%)
Connectivity	1%	10%	28%	28%
Content	25%	26%	27%	27%
Total Contribution Margin	18%	21%	28%	27%
Adjusted EBITDA*	$(0.5)	$1.2	$4.5	$8.6

(1)	Reflects 100% of AIA’s results; GEE owns approximately 94% of AIA’s outstanding shares.
(2)	Actual Contribution Profit for the Content segment for the period January 1, 2013 to January 31, 2013 is not available on a U.S. GAAP basis. Accordingly, the Contribution Profit Percentage for the Content segment for such period was estimated to be the same as for the period February 1, 2013 to March 31, 2013. Also, the cost of sales for the content segment in the first quarter of 2013 was adjusted to reflect the Company’s current accounting policies.
(3)	In Q2 2013, the Company revised Q1 2013 financial statements to correct for immaterial errors related to the statements of operations and balance sheets for this period. For further details, refer to our Quarterly Report on Form 10Q for the quarter ended June 30, 2013 filed with the Securities and Exchange Commission (“SEC”) on August 9, 2013.
(4)	Represents sales of satellite based connectivity equipment.
(5)	Represents Wi-Fi, live television, video on demand (“VOD”), shopping and travel-related revenue sold through our Connectivity platform.

(6)	Represents revenue principally generated through the sale or license of media content, video and music programming, applications, and video games to customers.
(7)	Content services revenue includes various services generally billed on a time and materials basis such as encoding and editing of media content.

Consolidated revenue for Q4 2013 was $79.9 million as compared to $74.5 million in Q3 2013, an increase of $5.4 million or 7.2%. The quarterly increase in revenue was driven by improvements of $3.8 million, or 7.1%, in the Content segment and $1.6 million, or 7.6%, in the Connectivity segment. Adjusted EBITDA* in Q4 2013 was $8.6 million, compared to $4.5 million in Q3 2013. This improvement was driven by strong increases in contribution profit in both the Content and Connectivity segments.

Segment Results

The increase in Content segment revenue in Q4 2013 of $3.8 million as compared to Q3 2013 was principally due to the acquisition of IFE Services in October 2013. Content contribution margin of 27% remained consistent with Q4 and Q3 2013 largely due to a higher mix of licensing revenue from customers with margins consistent in Q4 2013 as compared to Q3 2013.

The increase in Connectivity segment revenue in Q4 2013 of $1.6 million as compared to Q3 2013 was principally due to higher equipment installations in Q4 2013, coupled with a modest increase in WiFi revenue. WiFi improvement was limited due to low seasonal load factors.

Recent Highlights

•	Continued progress in expanding into Asia market through partnership with Air China Limited, China’s flag carrier. The airline expects to launch a trial of Global Eagle’s high-speed, Ku-band satellite-based connectivity service in 2014. The trial will commence aboard a 777-200 aircraft and will enable Air China’s passengers to access the Internet and stored content on approved handheld devices, in accordance with applicable Chinese regulations.

•	Selected by Etihad Airways as its content services provider, Etihad is one of the world’s premier air carriers with over 200 aircraft on order. Pursuant to a multi-year agreement Global Eagle will provide movie, television, and audio content to Etihad and its key subsidiary airlines. Final contract sign-off is expected in the coming weeks.

•	Expanded global connectivity footprint through major platform expansion with UTair, the fastest growing airline in the Russian Federation. UTair has expanded its contract for connectivity services by 60 aircraft, bringing the total to 69 aircraft to be installed with Global Eagle’s satellite connectivity solution.

•	Announced, in partnership with DISH, the continuation of “TV Flies Free” on Southwest Airlines through 2014. The ‘TV Flies Free’ program enables Southwest customers to watch free live TV and on-demand programming streamed directly to their personal devices, courtesy of DISH. As a result of ‘TV Flies Free,’ millions of passengers have had access to nearly 20 live TV channels and up to 75 on-demand shows on Southwest’s more than 440 Wi-Fi-enabled aircraft.

•	Continued installations of satellite-based Connectivity systems, bringing the total number of system installations to 523 aircraft, representing the world’s largest fleet of satellite-based connectivity platforms. Since the end of Q3, the Company has received orders for an additional 40 systems.

•	Launched a number of Gate-to-Gate services on Southwest Airlines flights including Wi-Fi and messaging. The new messaging service is designed to work in all stages of flight and allows passengers with Apple devices operating on iOS 5 or later the ability to iMessage from gate-to-gate.

•	Continued to win new business from international clients across the Content services sector, including Singapore Airlines for supplying both movies and TV. Further consolidating its position in the fast-growing Middle East region, the Company also won contracts with Iraqi Airways and Kuwait Airlines. The Kuwait Airlines contract is for full client services and the Iraqi Airways contract covers a selection of Hollywood and Arabic movies, Kurdish music and drama, comedy and documentary TV shows. The content on Iraqi Airways is available in both Arabic and English.

•	Continued to make important progress in moving forward with the full integration of AIA into Global Eagle. At the Advanced Inflight Alliance (AIA) extraordinary general meeting held on February 21, 2014 in Munich, Germany, a resolution to approve Global Eagle’s purchase of the remaining 6.05% of the outstanding shares of AIA that Global Eagle does not now own was approved with over 99% of the vote. The approved purchase price is €7.63 per AIA share.

•	Strengthened financial position through $190 million public offering. Net proceeds of $183.3 million will be used for working capital and general corporate purposes, which may include potential acquisitions, debt repayment, purchases of outstanding warrants and capital expenditures.

Q1 2014 Outlook

In 2014, Global Eagle expects to continue the trend of strong improvement in revenue and Adjusted EBITDA. We expect the drivers of 2014 to include improvements in new customer acquisitions, growth in revenue from connectivity services, integration synergies, and the full year benefit of acquisitions made in 2013.

Conference Call

Global Eagle Entertainment will hold a conference call to discuss its fourth quarter and full year 2013 results on Thursday, March 6, 2014 at 5:00 p.m. ET (2:00 p.m. P T). To access the teleconference, please dial 412-317-6789 ten minutes prior to the scheduled start time. The teleconference will also be available via live webcast on the investor relations portion of the Company's Web site located at www.globaleagleent.com

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Thursday, March 20, 2014. The replay can be accessed by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (Int'l), passcode 10041615. The webcast will also be archived on the Company's Web site for 30 days.

About Global Eagle Entertainment

Global Eagle Entertainment Inc. is the leading full service platform offering both content and connectivity for the worldwide airline industry. Through its combined content, distribution and technology platforms, Global Eagle provides airlines and the millions of travelers they serve with the industry's most complete offering of in-flight video content, e-commerce and information services. Through its Row 44 subsidiary, Global Eagle utilizes Ku-band satellite technology to provide airline passengers with Internet access, live television, shopping and travel-related information. Currently installed on over 500 aircraft, Row 44 has the largest fleet of connected entertainment platforms operating over land and sea globally. In addition, through its AIA subsidiary, Global Eagle provides film and television content, games and applications to more than 130 airlines worldwide. Global Eagle is headquartered in greater Los Angeles, California and maintains offices and support personnel around the world. Find out more at www.globaleagleent.com.

Revisions to Previously Issued Financial Statements

As previously disclosed in the June 30, 2013 Form 10-Q, errors were identified related to the accounting for certain revenues, cost of sales, and cost reimbursements for the year ended December 31, 2012. In our June 30, 2013 Form 10-Q, the Company revised its statements of operations for the year ended December 31, 2012, as well as the balance sheet at December 31, 2012, to correct for these errors in accordance with the SEC's Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statement." The impact on the Company's statement of operations for the year ended December 31, 2012, as well as the balance sheet at December 31, 2012 is summarized on form 8-K/A filed with SEC on August 9, 2013. The corresponding corrections to the Company's statements of operations for the three and twelve months ended December 31, 2012 have also been reflected in the revised amounts presented herein in the same line items (revenues and cost of sales) as previously disclosed. The net impact of the corrections on pre-tax and net loss for the twelve months ended December 31, 2012 was to reduce net loss by approximately $0.5 million and to increase pre-tax and net loss by approximately $0.5 million, respectively.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use Adjusted EBITDA, which is a non-GAAP financial measure. The presentation of Adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the tables captioned “Reconciliation of Adjusted EBITDA to Pre-Tax Loss” included at the end of this release.

Adjusted EBITDA is the primary measure used by the Company's management and board of directors to understand and evaluate its financial performance and operating trends, including period to period comparisons, to prepare and approve its annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is the primary measure used by the compensation committee of the Company's board of directors to establish the funding targets for and fund its annual bonus pool for the Company's employees and executives. We believe our presentation of Adjusted EBITDA is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) management frequently uses it in its discussions with investors, commercial bankers, securities analysts and other users of its financial statements.

We define Adjusted EBITDA as income (loss) before income tax expense, other income (expense), interest expense (income), depreciation and amortization, stock-based compensation, acquisition and realignment costs, F/X gain (loss) on intercompany loans and any gains or losses on certain asset sales or dispositions. Acquisition and realignment costs include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments attributable to acquisition or corporate realignment activities, (d) true-ups of conversions of IFRS to US GAAP results, and (e) expenditures related to the January 2013 business combination. Management does not consider these costs to be indicative of the Company's core operating results.

With respect to projected first quarter 2014 Adjusted EBITDA*, a quantitative reconciliation is not available without unreasonable efforts, and we are unable to address the probable significance of the unavailable information.

Cautionary Note Concerning Forward-Looking Statements

We make forward-looking statements in this earnings release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including without limitation our earnings, revenues, expenses or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date of this earnings release, and involve substantial risks and uncertainties.

Actual results may vary materially from those expressed or implied by the forward looking statements herein due to a variety of factors, including our ability to integrate our recently acquired businesses, the ability of the combined business to grow, including through acquisitions which we are able to successfully integrate, and the ability of our executive officers to manage growth profitably; the ability of our customer Southwest Airlines to maintain a sponsor for its “TV Flies Free” offering and our ability to replicate this model through other sponsorship alliances; the outcome of any legal proceedings pending or that may be instituted against us, Row 44 or AIA; changes in laws or regulations that apply to us or our industry; our ability to recognize and timely implement future technologies in the satellite connectivity space, including Ka-band system development and deployment; our ability to deliver end-to-end network performance sufficient to meet increasing airline customer and passenger demand; our ability to obtain and maintain international authorizations to operate our service over the airspace of foreign jurisdictions our customers utilize; our ability to expand our service offerings and deliver on our service roadmap; our ability to timely and cost-effectively identify and license television and media content that passengers will purchase; general economic and technological circumstances in the satellite transponder market, including access to transponder space in capacity limited regions and successful launch of replacement transponder capacity where applicable; our ability to obtain and maintain licenses for content used on legacy installed in-flight entertainment systems; the loss of, or failure to realize benefits from, agreements with our airline partners; the loss of relationships with original equipment manufacturers or dealers; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand our domestic or international operations, including our ability to grow our business with current and potential future airline partners or successfully partner with satellite service providers, including Hughes Network Systems; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to our equipment or geopolitical restrictions; the limited operating history of our connectivity and in-flight television and media products; costs associated with defending pending or future intellectual property infringement actions and other litigation or claims; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of our technology roadmap or our international plan of expansion; fluctuation in our operating results; the demand for in-flight broadband internet access services and market acceptance for our products and services; and other risks and uncertainties set forth in this earnings release and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. We do not undertake any obligation to update forward-looking statements as a result of as a result of new information, future events or developments or otherwise.

Contacts:

For Investors

Dave Davis

Chief Financial Officer

Global Eagle Entertainment

(818) 706-3111

ddavis@globaleagleent.com

-or-

Chris Plunkett or Brad Edwards

Brainerd Communicators, Inc.

(212) 986-6667

plunkett@braincomm.com

edwards@braincomm.com

For Press

Nancy Zakhary

Brainerd Communicators, Inc.

(212) 986-6667

nancy@braincomm.com

Global Eagle Entertainment, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue	$79,860	$14,562	$259,722	$69,210
Operating Expenses:
Cost of sales	58,366	21,119	197,938	79,987
Sales and marketing	1,871	5,066	10,314	8,113
Product development	3,122	389	9,068	2,646
General and administrative	16,784	1,262	70,645	10,365
Amortization of intangible assets	8,811	12	17,281	36
Total operating expenses	88,954	27,848	305,246	101,147
Loss from operations	(9,094)	(13,286)	(45,524)	(31,937)
Other income (expense), net:
Interest income (expense, net)	(1,691)	(3,586)	(2,417)	—
Change in fair value of financial instruments	(56,854)	(248)	(63,961)	—
Other income (expense), net	(1,571)	275	(1,000)	(13,968)
Loss before income taxes (1)	$(69,210)	$(16,845)	$(112,902)	$(45,905)

(1) The Company’s income tax expense for the quarter and year ended December 31, 2013, along with the reported deferred tax assets and liabilities at December 31, 2013 are pending finalization through the Company’s year end procedures. As a result, they have not been included in the Unaudited Condensed Consolidated Statements of Operations.

Reconciliations of Non-GAAP Measures to Unaudited Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three months ended March 31, 2013	Three months ended June 30, 2013	Three months ended September 30, 2013	Three months ended December 31, 2013	Twelve months ended December 31, 2013
Adjusted EBITDA:
Loss before income taxes	$(26,987)	$(12,470)	$(4,234)	$(69,210)	$(112,901)
Other income (expense) (1)	4,835	4,994	(1,722)	60,116	68,223
Depreciation and amortization	4,702	6,977	8,686	11,026	31,391
Stock-based compensation (2)	1,647	880	(625)	1,108	3,010
Acquisition and realignment and other costs(3)	12,210	1,360	3,247	5,541	22,358
F/X gain (loss) on intercompany loan (4)	1,378	(533)	(845)	—	—
Adjusted EBITDA	$(2,215)	$1,208	$4,507	$8,581	$12,081
Pro-forma Adjustments
January 2013 GEAC Pre-tax loss	(22,100)	—	—	—	(22,100)
January 2013 AIA Pre-tax income	1,306	—	—	—	1,306
Add back:
January 2013 GEAC Other income (expense)	11,697	—	—	—	11,697
January 2013 GEAC Business Combination Fees and Expenses (5)	10,243	—	—	—	10,243
January 2013 AIA & GEAC Interest expense (income)	66	—	—	—	66
January 2013 AIA & GEAC Depreciation and amortization	471	—	—	—	471
Pro-forma Adjusted EBITDA	$(532)	$1,208	$4,507	$8,581	$13,764

(1)	Other income (expense) principally includes the change in fair value of the Company's derivative financial instruments.
(2)	Included in stock-based compensation for the three months ended March 31, 2013 is approximately $1.1 million related to certain accrued tax obligations that resulted from the January 2013 business combination. During the three months ended September 30, 2013, the Company extinguished and paid this liability through the repurchase and retirement of its common stock from certain members of management, and as a result the $1.1 million tax liability was reversed and excluded from stock-based compensation in the third quarter ended September 30, 2013. The impact of this transaction is $0 on Pro-forma Adjusted EBITDA for the nine months ended September 30, 2013.
(3)	Acquisition and realignment costs include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity and corporate realignment activities, (c) employee severance payments attributable to acquisition or corporate realignment activities, (d) true-ups of conversions of IFRS to US GAAP results and (e) expenditures related to the January 2013 business combination. Management does not consider these costs to be indicative of the Company's core operating results.
(4)	F/X gain (loss) on intercompany loan includes the unrealized foreign exchange gains and losses in the value of certain intercompany loans that are included in the Company's operating results.
(5)	Comprises formation expenses directly related to the Company's business combination in 2013 that did not generate associated revenue in Q1 of 2013.

Global Eagle Entertainment, Inc.

Unaudited Segment Revenue and Contribution Profit

(In thousands)

Segment revenue, expenses and contribution profit for the three and twelve month periods ended December 31, 2013 derived from the Company's Connectivity and Content segments were as follows (in thousands):

	Three Months Ended December 31, 2013			Twelve Months Ended December 31, 2013
	Connectivity	Content	Consolidated	Connectivity	Content	Consolidated
Revenue:
Licensing	$—	$47,612	$47,612	$—	$153,965	$153,965
Service	16,458	9,574	26,032	51,351	27,919	79,270
Equipment	6,216	—	6,216	26,487	—	26,487
Total Revenue	22,674	57,186	79,860	77,838	181,884	259,722
Operating Expenses:
Cost of Sales	16,331	42,035	58,366	63,732	134,206	197,938
Contribution Profit	6,343	15,151	21,494	14,106	47,678	61,784

Other Operating Expenses			30,588			107,308
Loss from Operations			$(9,094)			$(45,524)